Exhibit 4.4

FIRST AMENDMENT TO PLAIN ENGLISH WARRANT AGREEMENT

This is a FIRST AMENDMENT TO PLAIN ENGLISH WARRANT AGREEMENT dated August 18, 2010 (the “Amendment”) by and between Ruckus Wireless, Inc. a Delaware corporation (“Company”), and TRIPLEPOINT CAPITAL LLC, a Delaware limited liability company (“Warrant Holder”).

RECITALS

A. WHEREAS Company and Warrant Holder are parties to the Plain English Warrant Agreement 417-W-02 dated February 6, 2006 (the “Warrant Agreement”), pursuant to which Company granted to Warrant Holder the right to purchase shares of Preferred Stock. Unless otherwise defined in this Amendment, capitalized terms and matters of construction defined in the Warrant Agreement shall have the same meaning given to them in the Warrant Agreement;

B. WHEREAS, in accordance with the Warrant Agreement, Section 10, Paragraph “Amendments”, any provision of the Warrant Agreement may be amended by a written instrument signed by the Parties; and

C. WHEREAS, Company and Warrant Holder wish to amend the Warrant Agreement on the terms set forth below.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Company and Warrant Holder agree as follows:

1.	RATIFICATION; WARRANT AGREEMENT REMAINS IN FULL FORCE AND EFFECT

Company hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Warrant Agreement. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Warrant Holder under the Warrant Agreement, as in effect prior to the date hereof.

2.	AMENDMENTS TO WARRANT AGREEMENT

Þ	The first paragraph of Section 1 shall be deleted in its entirety and replaced with the following:

You grant to Us and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement, to subscribe to and to purchase from You that number of fully paid and non-assessable shares of Your Series C Preferred Stock equal to the quotient of (a) Twelve Thousand Five Hundred Dollars ($12,500) and (b) the Exercise Price (as defined below). Upon each advance over the initial $500,000 advanced under the Loan Agreement, this Warrant Agreement shall cover and We are entitled, upon the terms and subject to the conditions set forth in this Warrant Agreement to purchase from You an additional number of fully paid and non-assessable shares of Your Series C Preferred Stock calculated as the quotient of (x) the product of (i) the excess of such amount advanced to You under the Loan Agreement over $500,000 and (ii) five and six hundred twenty-five thousandths percent (5.625%) and (y) the Exercise Price (as defined below).

3.	CONDITIONS TO EFFECTIVENESS

As a condition to the effectiveness of this Amendment, Warrant Holder shall have received, in form and substance satisfactory to Warrant Holder, the following:

Þ	Receipt by Warrant Holder of copies of this Amendment, duly executed by the Company and Warrant Holder;

4.	MISCELLANEOUS

Þ	Entire Agreement. The terms and conditions of this Amendment shall be incorporated by reference in the Warrant Agreement as though set forth in full in the Warrant Agreement. In the event of any inconsistency between the provisions of this Amendment and any other provision of the Warrant Agreement, the terms and provisions of this Amendment shall govern and control. Except to the extent specifically amended or superseded by the terms of this Amendment, all of the provisions of the Warrant Agreement shall remain in full force and effect to the extent in effect on the date of this Amendment. The Warrant Agreement, as modified by this Amendment, constitutes the complete agreement among the parties and supersedes any prior written or oral agreements, writings, communications or understandings of the parties with respect to the subject matter the Warrant Agreement.

Þ	Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment, and are not to be taken into consideration in interpreting this Amendment.

Þ	Recitals. The recitals set forth at the beginning of this Amendment are true and correct, and such recitals are incorporated into and are a part of this Amendment.

Þ	Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws.

Þ	Effect. Upon the effectiveness of this Amendment, from and after the date of this Amendment, each reference in the Warrant Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall mean and be a reference to the Warrant Agreement as amended by this Amendment.

Þ	No Novation. Except as expressly provided in Section 2 above, the execution, delivery, and effectiveness of this Amendment shall not (a) limit, impair, constitute a waiver of, or otherwise affect any right, power, or remedy of Warrant Holder under the Warrant Agreement, (b) constitute a waiver of any provision in the Warrant Agreement, or (c) alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Warrant Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

Þ	Counterparts. This Amendment may be executed in identical counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement.

Þ	Signatures. This Amendment may be executed and delivered by facsimile or transmitted electronically in either Tagged Image Format Files (“TIFF”) or Portable Document Format (“PDF”) and, and upon such delivery, the facsimile, TIFF or PDF signature, as applicable, will be deemed to have the same effect as if the original signature had been delivered to the other party.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, The Parties have executed and delivered this Amendment as of the day and year first above written.

COMPANY:	You:	RUCKUS WIRELESS, INC.

	Signature:	/s/ Seamus Hennessy

	Print Name:	Seamus Hennessy

	Title:	CFO

Accepted in Menlo Park, California:

WARRANT HOLDER:	Us:	TRIPLEPOINT CAPITAL LLC

	Signature:	/s/ Sajal Srivastava

	Print Name:	Sajal Srivastava

	Title:	Chief Operating Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO PLAIN ENGLISH WARRANT AGREEMENT]

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